Exhibit 2.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into on June 30, 2015 with an effective date of June 30, 2015 (the “Effective Date”), by and between Energizer Holdings, Inc., a Missouri corporation (“EPC”) and Energizer SpinCo, Inc., a Missouri corporation and wholly owned subsidiary of EPC (“EHP”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Separation and Distribution Agreement dated June 25, 2015 between EPC and EHP (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation and Distribution Agreement”).

WHEREAS, EHP is a direct wholly owned subsidiary of EPC;

WHEREAS, EPC and EHP have entered into the Separation and Distribution Agreement, which provides for, among other things: (a) the Internal Reorganization, which includes the transfer by EPC of the EHP Assets and the EHP Liabilities to EHP in actual or constructive exchange for (i) the issuance by EHP to EPC of shares of EHP Common Stock and (ii) the distribution by EHP to EPC of the EHP Cash Distribution (the “Contribution”); (b) the distribution by EPC of EHP Common Stock to EPC shareholders (the “Distribution”); and (c) the execution and delivery of certain agreements in order to facilitate and provide for the foregoing, in each case subject to the terms and conditions set forth therein;

WHEREAS, in order to complete and effectuate the Contribution, the parties desire to enter into this Agreement;

WHEREAS, for U.S. federal income tax purposes, the Contribution and the Distribution, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, this Agreement shall constitute an “Internal Reorganization Document” and an “Ancillary Agreement” for purposes of the Separation and Distribution Agreement; and

WHEREAS, the parties intend that the transactions contemplated by this Agreement shall be effective on the Effective Date as of the Effective Time.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1 Contribution; Assumption of Liabilities.

(a) Effective as of 7:00 a.m., local time in New York, New York, on the Effective Date (the “Effective Time”), EPC hereby contributes, assigns, transfers, conveys and delivers to EHP, and EHP hereby accepts, all of EPC’s rights, title and interest in and to all of following Assets, as they exist as of the Effective Time (collectively, the “Contributed Assets”):

(i) 1,100 shares of the common stock, par value $0.01 per share, of Energizer Investment Company, a Delaware corporation and wholly owned subsidiary of EPC (“EIC”), constituting all of the issued and outstanding shares of capital stock of EIC (the “EIC Shares”);

(ii) that certain Promissory Master Note Agreement, dated as of April 1, 2000 issued by Eveready Battery Company, LLC, a Delaware limited liability company formerly known as Eveready Battery Company, Inc., in favor of EPC, and assumed by EIC pursuant to that certain Note Assumption Agreement between EBC and EIC dated as of June 26, 2015 (the “Note”); and

(iii) all other Assets of EPC that constitute EHP Assets.

(b) Effective as of the Effective Time, in exchange for the contribution described in Section 1(a), (i) EHP agrees to distribute to EPC, promptly after the Effective Time and prior to the Distribution, One Billion U.S. Dollars ($1,000,000,000) from the proceeds of the EHP Financing Arrangements (the “Cash Payment”) and (ii) EHP hereby issues to EPC 62,192,281 shares of EHP Common Stock, by book-entry registration (the “Stock Issuance”).

(c) Subject to the terms of this Agreement and the Separation and Distribution Agreement, effective as of the Effective Time, in exchange for the contribution described in Section 1(a), EHP hereby assumes the EHP Liabilities of EPC with effect as of the Effective Time and agrees to pay, perform, satisfy and discharge such EHP Liabilities in accordance with their respective terms.

Section 2 Deliveries.

In furtherance of the transactions contemplated by Section 1, subject to the terms of the Separation and Distribution Agreement, the parties agree to execute and deliver, and they will cause their respective Subsidiaries to execute and deliver (a) such stock powers, assignments of contracts, and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or convenient to evidence the transfer, conveyance and assignment by EPC to EHP of all of EPC’s right, title and interest in and to the Contributed Assets, and to complete and evidence the Cash Payment and the Stock Issuance, and (b) such assumptions of contracts and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of the Assumed Liabilities.

Section 3 Transfer of Beneficial Ownership.

(a) The transfer of the EIC Shares will be effective as of the Effective Time, from and after which time EHP will be the beneficial owner of the EIC Shares for all purposes. It is the parties’ intent that all of the benefits and burdens of ownership of the EIC Shares transfer to EHP at the Effective Time. To the extent that transfer of registered ownership of the EIC Shares is not perfected at the Effective Time or would be contrary to applicable Law, the parties will use their commercially reasonable efforts to provide to, or cause to be provided to, EHP, to the extent permitted by law, the rights and benefits associated with registered ownership of the EIC Shares and take such other actions as may reasonably be requested by EHP in order to place

EHP insofar as reasonably possible, in the same position as if EHP were the registered holder of such EIC Shares as of the Effective Time. Without limiting the foregoing and in connection therewith, from and after the Effective Time, EHP will have the right to (i) receive all dividends or distributions (liquidating or otherwise) associated with the EIC Shares, or direct EPC to deliver such dividends or distributions to the party of its selection, (ii) sell, transfer or encumber, or direct EPC to sell, transfer or encumber the EIC Shares, and receive the proceeds therefrom, including any of the rights or privileges associated with the EIC Shares, and (iii) vote the EIC Shares or direct EPC to vote the EIC Shares as it instructs.

(b) In connection with the arrangement set forth in Section 3(a), and without limiting the foregoing, from and after the Effective Time, to the extent that transfer of registered ownership of the EIC Shares is not perfected at the Effective Time or would be contrary to applicable Law, EPC will (i) vote the EIC Shares at the meetings of EIC only as directed by EHP, (ii) observe all corporate formalities and filing requirements that may have to be met with regard to the EIC Shares, (iii) forward to EHP, or any other person identified by EHP, all dividends, distributions (liquidating or otherwise), and sale proceeds made with respect to the EHP, (iv) sell, transfer or encumber the EIC Shares only as directed by EHP, (v) immediately notify EHP upon attachment or attempted seizure of, or acquisition of any interest or assertion of any rights in, EIC Shares by any third party and take appropriate action to defend against such attachment and to protect EHP’s interest in the EIC Shares, and (vi) be entitled to rely on the written instructions of the directors or officers of EHP, and such instructions will be deemed to have been duly authorized by EHP.

Section 4 Consents; Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement and the Separation and Distribution Agreement, each of the parties shall use commercially reasonable efforts, prior to and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement; provided, however, that neither party shall be obligated under this Section 3 to pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees paid to a Governmental Authority.

(b) Without limiting the foregoing, prior to and after the Effective Time, each party shall cooperate with the other party, without any further consideration, but at the expense of the requesting party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such party may reasonably be requested to execute and deliver by the other party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the transactions contemplated hereby, (iv) to make, or cause to be made, all filings with a Governmental Authority necessary to ensure the assignment, transfer or other modification of Government Approvals as may be required pursuant to any Environmental Law; and (v) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, in each case consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers of the Contributed Assets and assignments and assumptions of Assumed Liabilities, the Cash Payment and the Stock Issuance as contemplated by this Agreement and the other transactions contemplated hereby.

(c) Promptly following the Effective Time, EHP shall, and shall cause EIC to, amend and restate the Note in substantially the form attached hereto as Exhibit A.

Section 5 Miscellaneous.

(a) Disclaimer. Except as expressly provided in the Separation and Distribution Agreement or in any Ancillary Agreement, (i) none of the parties is making any representation to any other party in connection with the Contribution, the Cash Payment or the Stock Issuance and (ii) EHP is not directly assuming any Liabilities of EIC or its subsidiaries under the Contribution.

(b) Separation Agreement; Entire Agreement. This Agreement shall constitute an “Internal Reorganization Document” and an “Ancillary Agreement” as defined in the Separation and Distribution Agreement and all provisions of the Separation and Distribution Agreement to the extent applicable to an Internal Reorganization Document or Ancillary Agreement shall apply to this Agreement and the parties’ obligations hereunder. This Agreement, the Separation and Distribution Agreement, the Ancillary Agreements and the exhibits, Schedules and annexes hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

(c) Amendment and Modification; Wavier. No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both parties. No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the party against whom it is sought to be enforced.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Each party acknowledges that it and the other party may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind it to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date hereof) and delivered in person, by mail or by courier.

(e) Notices. All notices shall be in writing and shall be given or made in accordance with the provisions of Section 13.05 of the Separation and Distribution Agreement.

(f) Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby or thereby or to the inducement of any party to enter herein or therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Missouri irrespective of the choice of laws principles of the State of Missouri, including all matters of validity, construction, effect, enforceability, performance and remedies.

(g) Severability. In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

(h) Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and Schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, in accordance with the terms thereof. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Unless the context otherwise requires or unless otherwise specified, the word “or” shall not be exclusive. References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms. If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representative effective as of the date first written above.

ENERGIZER HOLDINGS, INC.

By:	/s/ Mark S. LaVigne
Name:	Mark S. LaVigne
Title:	Vice President, General Counsel and Secretary

ENERGIZER SPINCO, INC.

By:	/s/ Mark S. LaVigne
Name:	Mark S. LaVigne
Title:	Vice President, Chief Operating Officer and Secretary

[Signature Page to EHI-SpinCo Contribution Agreement]

Exhibit A

AMENDED AND RESTATED

INTERCOMPANY PROMISSORY NOTE

June 30, 2015

FOR VALUE RECEIVED, ENERGIZER INVESTMENT COMPANY, a Delaware corporation (“Borrower”), hereby promises to pay to the order of ENERGIZER SPINCO, INC., a Missouri corporation to be renamed Energizer Holdings, Inc. on or about the date hereof (“Lender”), in lawful money of the United States of America in immediately available funds, at such location as the Lender shall from time to time designate, the unpaid principal amount of all advances, loans and other obligations for borrowed money, whether or not evidenced by a promissory note, loan agreements or other instrument (collectively, “Indebtedness”) of the Borrower to the Lender on such date or dates as shall be agreed upon from time to time by the Borrower and the Lender (or, if no such dates are specified, on demand). Borrower promises also to pay interest on the unpaid principal amount of all Indebtedness in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by the Borrower and the Lender.

The Lender is hereby authorized to record all Indebtedness made by it to the Borrower (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

The Borrower hereby waives diligence, presentment, demand, protest or notice of any kind whatsoever in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon the Borrower and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of the Lender and its successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein or in any other promissory note or other instrument, (a) the Indebtedness evidenced by the instrument described on Schedule A hereto (the “Existing Note”), is hereafter to be evidenced by this Note, and (b) it is agreed between the Borrower and the Lender that the terms and conditions as to principal, amortization, currency, payment location and interest rate (if any) will continue to have effect under this Note until modified by agreement between the Borrower and the Lender.

No amendment, modification or waiver of, or consent with respect to, any provisions of this Note shall be effective unless the same shall be in writing and signed and delivered by the Borrower and Lender.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI.

ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first written above.

ENERGIZER INVESTMENT COMPANY,
as Borrower

By:
Name:
Title:

ENERGIZER SPINCO, INC.,
as Lender

By:
Name:
Title:

[Signature Page to Amended and Restated Intercompany Promissory Note]

SCHEDULE A

Promissory Master Note Agreement, dated as of April 1, 2000, issued by Eveready Battery Company, LLC, a Delaware limited liability company formerly known as Eveready Battery Company, Inc. (“EBC”), in favor of Energizer Holdings, Inc., a Missouri corporation to be renamed Edgewell Personal Care Company on or about the date hereof (“EPC”), which (i) was assumed by the Borrower pursuant to that certain Note Assumption Agreement, dated as of June 26, 2015, between EBC and the Borrower, and (ii) contributed to the Lender pursuant to that certain Contribution Agreement dated as of June 30, 2015, between EPC and the Lender.